The Toro Company 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 #952/888-8801 #FAX 952/887-8258

Investor Relations		Media Relations	Web Site
Stephen P. Wolfe Vice President, CFO (952) 887-8076	Tom Larson Assistant Treasurer (952) 887-8449	Connie Hawkinson Toro Media Relations (952) 887-8984, pr@toro.com	www.thetorocompany.com

TORO REPORTS RECORD FIRST QUARTER NET EARNINGS
UP 34% TO $0.36 PER DILUTED SHARE

Sales Growth and Improved Operating Performance
Benefit First Quarter Performance

Company Now Expects Fiscal 2004 Net Earnings Growth of 14% to 18%

LIVE CONFERENCE CALL
February 24, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (Feb. 24, 2004) — The Toro Company (NYSE: TTC) today reported net earnings of $9.3 million, or $0.36 per diluted share, on net sales of $313.6 million for its fiscal 2004 first quarter ended January 30, 2004.

     In the comparable fiscal 2003 period, the company reported net earnings of $7.0 million, or $0.27 per diluted share, on net sales of $296.0 million. The company’s fiscal 2003 first quarter results included a one-time gain of $0.08 per diluted share resulting from a legal settlement.

     “We are off to a strong start in the new fiscal year,” said Kendrick B. Melrose, The Toro Company Chairman and Chief Executive Officer. “Our first quarter net sales were up due to strong early orders for new landscape contractor products, snowthrower shipments and favorable foreign currency exchange effects. For what is typically a seasonally slower period, we saw healthy demand across many categories, with an additional boost from the snowy weather in the eastern United States,” said Melrose. “Overall, dealers and distributors are feeling optimistic about 2004 and have been placing orders reflecting their expectations of an upturn in the economy and response to Toro’s enhanced product and services portfolio.”

     Also contributing to the company’s better than expected first quarter net earnings were the ongoing benefits of past and continuing profitability improvement initiatives, as well as the

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2—Toro Reports First Quarter Results

positive impact of unexpected items, including a debt recovery. In addition, planned investments in engineering occurred at a slower pace than initially budgeted for the fiscal first quarter and will instead be incurred later in this fiscal year.

SEGMENT RESULTS

Segment data is provided in the table following the “Condensed Consolidated Statements of Earnings.”

PROFESSIONAL

     Compared with the fiscal 2003 first quarter, fiscal 2004 first quarter professional segment sales increased 7.4% to $207.7 million. The top-line growth in the quarter resulted primarily from increases in landscape contractor equipment and irrigation sales. The growth in both Toro® and Exmark® branded landscape contractor equipment is primarily the result of the success of new products and strong early stocking orders in anticipation of increased retail demand. “We are also very encouraged by our customers’ optimistic outlook for a strong 2004 expressed at this month’s Golf Course Superintendents Association of America Show and Conference, held in San Diego,” Melrose said.

     International shipments for the first quarter benefited from favorable foreign currency exchange rates, as well as strong shipments of golf mowing equipment and irrigation products.

     Professional segment earnings for the fiscal 2004 first quarter totaled $28.4 million, up 2.5% from the fiscal 2003 first quarter. Excluding the impact of the previously mentioned legal settlement on the professional segment results, earnings improvement for the current quarter would have exceeded the sales growth rate.

RESIDENTIAL

     Residential segment sales for the fiscal 2004 first quarter totaled $97.9 million, up 3.4% compared with fiscal 2003 first quarter. The major contributors to sales growth in the quarter were snowthrowers, Lawn-Boy® walk power mowers and a new line of riding products somewhat offset by a decline in Toro walk power mower shipments.

     Snowthrower sales benefited from strong reorders in January resulting from heavy snowfalls, particularly on the East coast. This will result in lower snowthrower field inventories entering the fiscal 2004 fourth quarter. Lawn-Boy walk power mower shipments increased primarily on strong demand from distributors and dealers for new products. Toro walk power

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3—Toro Reports First Quarter Results

mower shipments were lower compared with the 2003 first quarter, which benefited from an earlier than usual promotion program in the mass merchant channel.

     International residential segment sales were up sharply compared with fiscal 2003 first quarter, primarily as a result of favorable foreign currency exchange effects and the successful introduction of new products.

     Residential segment earnings for the fiscal 2004 first quarter totaled $8.3 million, down 3.7% compared with the fiscal 2003 first quarter. The decline resulted primarily from the impact of higher tooling expenses and one-time costs for a field modification on a new product.

DISTRIBUTION

     Distribution segment sales for the fiscal 2004 first quarter totaled $19.7 million up 5.7% compared with fiscal 2003 first quarter. The loss in the distribution segment was reduced to $2.2 million from $3.4 million in the fiscal 2003 first quarter, in part due to profit improvement initiatives at its company-owned distributorships.

REVIEW OF OPERATIONS

     Gross margin for the fiscal 2004 first quarter was 35.9% compared with 35.7% in the first quarter of fiscal 2003. The company continued to benefit from prior profit improvement initiatives and the transfer of certain production to lower cost facilities.

     Selling, general and administrative expenses for the fiscal 2004 first quarter were 30.6% as a percentage of net sales, compared with 32.6% in the fiscal 2003 first quarter. This decrease as a percentage of net sales was due to improved leveraging of expenses and the previously mentioned debt recovery.

     Interest expense for the fiscal 2004 first quarter totaled $3.9 million, down 5.1% compared with the fiscal 2003 first quarter. The decline resulted primarily from a lower average debt level during the quarter as the company used earnings to retire debt.

     Net inventories at the end of the fiscal 2004 first quarter totaled $271.1 million, up only 1.4% compared with $267.4 million at the end of the fiscal 2003 first quarter. The fiscal 2004 first quarter increase was due to higher currency rates.

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4—Toro Reports First Quarter Results

BUSINESS OUTLOOK

     “Our first quarter results exceeded our expectations, and we are encouraged by the optimism we see in our distribution channels and the balanced growth across nearly all product categories,” said Melrose. “As a result, we are raising our earnings guidance and now expect to report a 14% to 18% increase in fiscal 2004 earnings per diluted share compared with fiscal 2003’s $3.12 per diluted share. Moreover, we anticipate revenues in fiscal 2004 to improve by 7% to 9%.” For its fiscal second quarter, the company said it currently expects to report earnings of $1.80 to $1.90 per diluted share.

     Melrose said the revised outlook for 2004 absorbs expected increases in steel and aluminum costs that were unplanned at the beginning of the year, and assumes that no widespread extremes in weather conditions will adversely impact the company’s key selling seasons, which are still ahead. It also takes into account Toro’s plans for increased investment in innovation, technology, new products and brand development.

     “Following the successful completion of our ‘5 by Five’ profit improvement program, we set new long-term goals and are embarking on a new initiative called ‘6+8’ that will focus on after-tax profitability and sustainable revenue growth at Toro,” said Melrose. “Our people are becoming fully engaged in the ‘6+8’ initiative which, coupled with strategic investments in key areas, will drive us toward achievement of these new goals.”

     The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

     The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on February 24, 2004. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

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5—Toro Reports First Quarter Results

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the “6+8” growth and profit improvement program which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales growth and low double-digit diluted earnings per share growth in fiscal 2004; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; continued slow growth in the rate of new golf course construction or existing golf course renovations; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; elimination of shelf space for our products at retailers; changes in raw material costs, including higher oil, steel and aluminum prices; financial viability of distributors and dealers; governmental restriction on water usage and water availability; market acceptance of existing and new products; and increased and adverse changes in currency exchange rates or raw material commodity prices and the costs we incur in providing price support to international customers and suppliers. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

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6—Toro Reports First Quarter Results

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended

	January 30,	January 31,
	2004	2003

Net sales	$313,573	$295,962
Gross profit	112,610	105,581
Gross profit percent	35.9%	35.7%
Selling, general, and administrative expense	96,037	96,351
Restructuring and other income	(22)	—

Earnings from operations	16,595	9,230
Interest expense	(3,882)	(4,092)
Other income, net	1,309	5,282

Earnings before income taxes	14,022	10,420
Provision for income taxes	4,697	3,439

Net earnings	$9,325	$6,981

Basic net earnings per share	$0.37	$0.28

Diluted net earnings per share	$0.36	$0.27

Weighted average number of shares of common stock outstanding — Basic	24,926	24,921
Weighted average number of shares of common stock outstanding — Dilutive	26,129	25,843

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective April 1, 2003.

Net Sales by Segment (Unaudited)
(Dollars in thousands)

	Three Months Ended

	January 30,	January 31,
	2004	2003

Professional	$207,678	$193,444
Residential	97,887	94,665
Distribution	19,653	18,600
Other	(11,645)	(10,747)

Total *	$313,573	$295,962

* Includes international sales of	$75,378	$67,456

7—Toro Reports First Quarter Results

THE TORO COMPANY AND SUBSIDIARIES

Earnings (Loss) Before Income Taxes by Segment (Unaudited)
(Dollars in thousands)

	Three Months Ended

	January 30,	January 31,
Segment Earnings (Loss)	2004	2003

Professional	$28,449	$27,756
Residential[1]	8,337	8,661
Distribution	(2,173)	(3,358)
Other	(20,591)	(22,639)

Total	$14,022	$10,420

[1] Includes restructuring and other income of $22 thousand for the three-month period in fiscal 2004.

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	January 30,	January 31,
	2004	2003

ASSETS
Cash and cash equivalents	$17,925	$87
Receivables, net	311,451	311,892
Inventories, net	271,071	267,376
Prepaid expenses and other current assets	13,710	11,689
Deferred income taxes	43,253	39,474

Total current assets	657,410	630,518

Property, plant, and equipment, net	160,729	159,474
Deferred income taxes	1,181	4,196
Goodwill and other assets	100,841	93,913

Total assets	$920,161	$888,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$225	$15,846
Short-term debt	2,308	25,024
Accounts payable	84,766	90,397
Accrued liabilities	212,790	194,917

Total current liabilities	300,089	326,184

Long-term debt, less current portion	175,080	178,724
Deferred revenue and other long-term liabilities	11,775	8,259
Stockholders’ equity	433,217	374,934

Total liabilities and stockholders’ equity	$920,161	$888,101

8—Toro Reports First Quarter Results

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended

	January 30,	January 31,
	2004	2003

Cash flows from operating activities:
Net earnings	$9,325	$6,981
Adjustments to reconcile net earnings to net cash used in operating activities:
Non-cash asset impairment (recovery)	(52)	—
Provision for depreciation and amortization	8,560	7,925
Gain on disposal of property, plant, and equipment	(113)	(4)
Increase in deferred income tax asset	(921)	(627)
Tax benefits related to employee stock option transactions	522	—
Changes in operating assets and liabilities:
Receivables, net	(40,286)	(54,800)
Inventories, net	(39,289)	(46,134)
Prepaid expenses and other assets	3,173	(1,230)
Accounts payable, accrued expenses, and deferred revenue	(449)	12,915

Net cash used in operating activities	(59,530)	(74,974)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(10,015)	(11,182)
Proceeds from disposal of property, plant, and equipment	1,285	31
(Increase) decrease in investment in affiliates	(1,065)	1,000
Decrease (increase) in other assets	78	(2,072)
Proceeds from sale of business	—	1,016

Net cash used in investing activities	(9,717)	(11,207)

Cash flows from financing activities:
Increase in short-term debt	104	23,806
Repayments of long-term debt	(3,616)	(11)
Increase in other long-term liabilities	52	26
Proceeds from exercise of stock options	1,565	1,693
Purchases of common stock	(19,786)	(598)
Dividends on common stock	(1,501)	(1,495)

Net cash (used in) provided by financing activities	(23,182)	23,421

Effect of exchange rates on cash	67	31

Net decrease in cash and cash equivalents	(92,362)	(62,729)
Cash and cash equivalents as of the beginning of the period	110,287	62,816

Cash and cash equivalents as of the end of the period	$17,925	$87